Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	: :	Chapter 11

OSH 1 Liquidating Corporation., et al., (f/k/a Orchard Supply Hardware Stores Corporation, et al.,[1]	: : :	Case No. 13-11565 (CSS)
	:	(Jointly Administered)

:
Debtors.	:	Re: Dkt. No. 785
x

ORDER CONFIRMING THE DEBTORS’ MODIFIED FIRST AMENDED PLAN OF

LIQUIDATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors-in-possession (collectively, the “Debtors”) having:

•	commenced chapter 11 cases (collectively, the “Chapter 11 Cases”) on June 17, 2013 (the “Petition Date”), by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”);

•	continued to operate their businesses as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

•	obtained, on September 5, 2013, entry of the Order Granting Motion of the Debtors and Debtors in Possession for an Order Establishing Deadlines for Filing Proofs of Claim and Section 503(b)(9) Claim Requests and Approving the Form and Manner of Notice Thereof [Docket No. 540] which, among other things, set October 25, 2012 as the Bar Date[2];

•	filed, on November 12, 2013, the Debtors’ First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code [Docket No. 717] (the “First Amended

[1]	The Debtors are the following three entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): OSH 1 Liquidating Corporation f/k/a Orchard Supply Hardware Stores Corporation (4109), OSH 2 Liquidating LLC f/k/a Orchard Supply Hardware LLC (3395) and OSH 3 Liquidating LLC f/k/a OSH Properties LLC (3391). On August 20, 2013, the Bankruptcy Court entered an order approving the sale of substantially all of the Debtors’ assets which provided, among other things, that the Debtors were required to cease using the “Orchard Supply Hardware” name after closing of the sale.
[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Plan”) and the Disclosure Statement for the Debtors’ First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code [Docket No. 718] (the “Disclosure Statement”);

•	obtained approval of the Disclosure Statement by that certain Order [Docket No. 724] (the “Disclosure Statement Order”), docketed on November 13, 2013. The Disclosure Statement Order also approved, among other things, solicitation procedures and related notices, forms and ballots in support of the First Amended Plan (collectively, the “Solicitation Materials”);

•	distributed the Solicitation Materials on or before November 15, 2013, consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the Disclosure Statement Order, as evidenced by the Affidavit of Service of Kevin Martin, filed on December 6, 2013 (the “Solicitation Affidavit”) [Docket No. 787];

•	filed, on December 6, 2013, the Debtors’ Modified First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code [D.I. 785] (as the same may be amended, supplemented or otherwise modified, the “Plan”)

•	filed, on December 17, 2013, the Declaration of Notice, Balloting and Claims Agent Regarding Solicitation and Tabulation of Votes in Connection with the Debtors’ First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code, detailing the results of voting on the First Amended Plan by Classes 1 and 3 (the “Voting Declaration”) [Docket No. 821];

•	filed, on December 18, 2013, the Declaration of Andrew Hinkelman in Support of Confirmation of the Debtors’ Modified First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code [Docket No. 824] (the “Confirmation Affidavit”); and

•	filed, on December 18, 2013, the Memorandum of Law of Debtors in Support of Confirmation of the Debtors’ Modified First Amended Plan of Liquidation Under Chapter 11 of the Bankruptcy Code and Omnibus Reply to Objections Thereto [Docket No. 825] (the “Plan Confirmation Brief”);

The Bankruptcy Court having:

•	taken judicial notice of the docket and record of these Chapter 11 Cases;

•	entered the DIP Orders on July 19, 2013 [D.I. 252 & 253];

•	entered the Order Granting the Motion of the Debtors and Debtors in Possession Pursuant to Section 105 of the Bankruptcy Code and Bankruptcy Rule 9019 to Approve Settlement Among the Senior Secured Term Lenders, Official Committee of Unsecured Creditors and Debtors on September 4, 2013 [D.I. 523] (the “9019 Settlement”);

•	entered the Disclosure Statement Order on November 13, 2013 [Docket No. 724];

•	set December 20, 2013 at 2:00 p.m. prevailing Eastern time, as the date and time for the commencement of the Confirmation Hearing pursuant to sections 1126, 1128 and 1129 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018;

•	reviewed the Disclosure Statement, the Plan, the Plan Confirmation Brief, the Voting Declaration, the Confirmation Affidavit and all filed pleadings, exhibits, statements and comments regarding confirmation of the Plan (“Confirmation”) and the record of these Chapter 11 Cases;

•	reviewed the objections and statements filed in opposition to Confirmation, including, without limitation, those filed by Docket Nos. 805, 806, 809, 811, 817 and 818 (collectively, the “Objections”);

•	heard and considered the statements of counsel, all testimony and other evidence proffered and/or adduced at the Confirmation Hearing, and in respect of, Confirmation; and

•	determined to overrule any and all Objections not consensually resolved or withdrawn; and

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Confirmation Hearing, and the opportunity for any party in interest to object to Confirmation is adequate and appropriate as to all parties in interest and other entities affected, benefitted or bound by or to be affected, benefitted or bound by the Plan and Confirmation Order and the transactions contemplated thereby; and upon consideration of and determining that the legal and factual bases set forth in the documents filed in support of Confirmation, the statements of counsel, all testimony and other evidence proffered, adduced and presented at the Confirmation Hearing, and the Confirmation Affidavit, establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following Findings of Fact and Conclusions of Law:3

[3]	This Confirmation Order constitutes the findings of fact and conclusions of law required by Federal Rule of Bankruptcy Procedure 7052, made applicable to contested matters by Federal Rule of Bankruptcy Procedure 9014.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Jurisdiction and Venue

1. On the Petition Date, the Debtors commenced these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors are qualified to be Debtors under section 109 of the Bankruptcy Code.

2. Jurisdiction and Core Proceeding (28 U.S.C. §157(b)(2)). This Court has jurisdiction under 28 U.S.C. §1334 over the Chapter 11 Cases, the Debtors, all property of the Debtors’ Estates and all parties that filed proofs of Claim or otherwise subjected themselves to the jurisdiction of the Bankruptcy Court, and to consider Confirmation of the Plan and all provisions thereof. Confirmation of the Plan is a core proceeding under 28 U.S.C. §157(b)(2).

3. Venue (28 U.S.C. §§1408 and 1409). Venue of the Chapter 11 Cases is proper pursuant to 28 U.S.C. §§1408 and 1409.

4. Since the Petition Date, the Debtors have operated their business and remained in possession of their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases.

B.	Judicial Notice

5. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of this Court (the “Docket”), including, without limitation, all pleadings, certifications, notices and other documents docketed all orders entered, and the transcripts of, and all evidence and arguments made, proffered or adduced at, the hearings held before this Court during the pendency of the Chapter 11 Cases.

C.	Burden of Proof

6. The Debtors, as the Plan Proponents, have met their burden of proof with respect to each of the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard respecting confirmation of a plan of reorganization. The Bankruptcy Court also finds that the Debtors have satisfied the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

D.	Bankruptcy Rule 3016

7. The Plan is dated and identifies the Debtors submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

E.	Disclosure Statement Order

8. On November 13, 2013, the Bankruptcy Court entered the Disclosure Statement Order that, among other things: (a) approved the Disclosure Statement and determined that the Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017; (b) fixed the deadline for voting to accept or reject the First Amended Plan; (c) fixed the date and time for the commencement of the Confirmation Hearing; (d) established the objection deadline and procedures for objecting to the First Amended Plan; and (e) established the record date and certain procedures for soliciting and tabulating votes with respect to the First Amended Plan.

F.	Transmittal and Mailing of Solicitation Materials; Notice

9. As evidenced by the Solicitation Affidavit, the Debtors complied with the service requirements and procedures approved in the Disclosure Statement Order. The Debtors have provided notice of the Confirmation Hearing and solicited ballots accepting or rejecting the First Amended Plan by timely transmitting the Solicitation Materials to all holders of Claims and Equity Interests, in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and the local rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”). The notices of the Confirmation Hearing are adequate and sufficient; no other notice need be given.

G.	Voting

10. Holders of Claims in Classes 1 and 3 under the First Amended Plan are impaired and entitled to vote to accept or reject the First Amended Plan. Holders of Claims in Class 2 are unimpaired and deemed to accept the First Amended Plan. Holders of Equity Interests in Class 4 are impaired and will receive no distribution under the First Amended Plan, and thus are deemed to reject the First Amended Plan.

11. On December 17, 2013, the Debtors’ Claims Agent filed with this Court the Voting Declaration [Docket No. 821] certifying the method and results of the ballot tabulation for Classes 1 and 3.

12. The Debtors and their respective directors, officers, agents, affiliates, representatives, attorneys and advisors following entry of the Disclosure Statement Order solicited votes to accept or reject the First Amended Plan in good faith and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order and all other applicable statutes, rules, laws and regulations.

H.	Voting Report

13. As evidenced by the Voting Declaration, all ballots were properly tabulated. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, Class 1 (Senior Secured Term Loan Claims) and Class 3 (General Unsecured Claims), which are the only classes entitled to vote on the Plan, each voted to accept the Plan by the standards required by section 1126(c) of the Bankruptcy Code.

I.	Compliance With the Requirements of Section 1129 of the Bankruptcy Code[4]

14. The Debtors’ Plan contains modifications which constitute non-material changes and do not materially adversely affect or change the treatment of any Claims or Equity Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or re-solicitation of votes under Section 1126 of the Bankruptcy Code.

15. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as set forth below:

(a)	Section 1129(a)(1): Compliance of the Plan With Applicable Provisions of the Bankruptcy Code

16. The Plan complies with all applicable provisions of the Bankruptcy Code, including Bankruptcy Code sections 1122 and 1123.

(i)	Section 1122, 1123(a)(1): Proper Classification

17. Article III of the Plan classifies four Classes of Claims and Equity Interests. The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests designated by the Plan, and the creation of such Classes does not unfairly discriminate between holders of Claims and Equity Interests. The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

[4]	The Debtors submit that the following Bankruptcy Code provisions are not applicable in these Chapter 11 Cases: §§ 1129(a)(6), 1129(a)(13), 1129(a)(14), 1129(a)(15) & 1129(a)(16).

(ii)	Section 1123(a)(2)-(4): Specified Treatment and No Discrimination

18. Article III, Section B of the Plan specifies that Claims in Class 2 are not impaired under the Plan, in accordance with section 1123(a)(2) of the Bankruptcy Code, and that Claims and Equity Interests in Classes 1, 3 and 4 are impaired and describes the treatment of each such Class in accordance with section 1123(a)(3) of the Bankruptcy Code. Further, Article III, Section B of the Plan further specifies that Class 4 is not entitled to receive any distribution and, therefore, is deemed to reject the Plan. As required by section 1123(a)(4) of the Bankruptcy Code, the treatment of each Claim or Equity Interest within a Class is the same as the treatment of each other Claim or Equity Interest in such Class, unless the holder of a Claim or Equity Interest agrees to less favorable treatment on account of its Claim or Equity Interest in such Class.

(iii)	Section 1123(a)(5): Adequate Means for Plan Implementation

19. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article IV of the Plan provides adequate and proper means for the Plan’s implementation, including, without limitation (a) the appointment of Bradley Dietz as the Responsible Person to hold, manage, dispose of, sell, convert to Cash, and distribute the assets vesting in the Liquidating Trust for the benefit of the Creditors that are entitled to Distributions therefrom under the Plan; and (b) the funding of the GUC Trust and appointment of SltnTrst LLC as the GUC Trustee for the sole purpose of adjudicating General Unsecured Claims and distributing the assets vesting in the GUC Trust for the benefit of the beneficiaries of the GUC Trust.

(iv)	Section 1123(a)(6): Non-Voting Equity Securities

20. The Plan does not provide for the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

(v)	Section 1123(a)(7): Designation of Directors and Officers

21. The Plan complies with section 1123(a)(7) and ensures that the selection of the Responsible Person and GUC Trustee are consistent with the interests of holders of Allowed Claims because the Senior Secured Term Loan Lenders have consented to the choice of the Responsible Person and the Official Committee of Unsecured Creditors has consented to the choice of the GUC Trustee.

(vi) Section 1123(b)(1)-(2): Impairment/Unimpairment of Classes of Claims and Equity Interests & Executory Contracts

22. As described above, Article III of the Plan provides for the impairment of certain Classes of Claims and Equity Interests, while leaving others unimpaired. The Plan thus modifies the rights of such holders of Claims and Equity Interests and leaves the rights of others unaffected. In addition, subject to certain exculpations provided for therein, Article VII of the Plan also provides for the rejection of the remaining executory contracts and unexpired leases to which the Debtors are parties.

(vii)	Section 1123(b)(3): Releases, Exculpation and Injunction Discharge

23. Releases. The release of Claims in favor of the Released Parties pursuant to section 1123(b)(3)(A) of the Bankruptcy Code are described in Article IX.B of the Plan. Each of the Released Parties has contributed significant value to the Debtors, their Plan and their liquidation efforts that warrant the releases.

24. The releases also fully comply with the applicable standard enunciated by the courts in In re Zenith Electronics Corp., 241 B.R. 92 (Bankr. D. Del. 1999), In re Spansion, Inc., 426 B.R. 114 (Bankr. D. Del. 2010) and In re Washington Mutual, Inc., 442 B.R. 314 (Bankr. D. Del. 2011). The Released Parties all share an identity of interest with the Debtors and have made substantial contributions to the Debtors’ reorganization efforts. In addition, the releases are an integral part of the agreement by and among the Debtors, the Senior Secured Term Loan Lenders and the Creditors Committee to support the Plan. The third party releases are fully consensual.

25. Accordingly, the Court finds that the releases represent a valid exercise of the Debtors’ business judgment, are granted in exchange for reasonable consideration and are integral and necessary to consummation of the Plan. The Released Parties have provided sufficient value in exchange for the releases, and the releases are sufficiently tailored to meet the objectives of the parties.

26. Exculpation. The exculpation set forth in Article IX.C of the Plan, as modified herein, is an essential and integral provision of the Plan. The record in these Chapter 11 Cases fully supports the exculpation provisions set forth in Article IX.C of the Plan and as modified herein. Such provisions are appropriately tailored to protect the Debtors, the Debtors’ Professionals, the Debtors’ current and former directors and officers, the Creditors Committee’s members (but solely in their capacity as members of the Creditors Committee and not in their individual capacities), and the Creditors Committee’s Professionals, from litigation relating to acts or omissions arising on or after the Petition Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, the Disclosure Statement, the 9019 Settlement or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the Chapter 11 Cases.

27. Each of the releases and exculpation provisions set forth in the Plan, as modified or limited by this Order: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§1334(a), 1334(b), and 1334(d); (b) is essential to the implementation of the Plan;

(c) is an integral element of the transactions incorporated into and contemplated by the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors, their estates, their creditors and other parties in interest; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in these Chapter 11 Cases; and (f) is consistent with sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the releases and exculpation provisions contained in Article IX of the Plan, as modified by this Confirmation Order.

(b)	Section 1129(a)(2): Compliance by the Debtors With the Applicable Provisions of the Bankruptcy Code

28. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2), including, without limitation, sections 1123, 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.

29. In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code and are proper Plan Proponents under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan: (i) complied with the Disclosure Statement Order; (ii) complied with all applicable laws, rules and regulations governing the adequacy of disclosure in connection with such solicitation; and (iii) occurred only after disclosure of “adequate information” to holders of Claims or Equity Interests, as section 1125(a) of the Bankruptcy Code defines that term and as determined by the Bankruptcy Court in the Disclosure Statement Order. Accordingly, the Debtors and their Representatives have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.

(c)	Section 1129(a)(3): Proposal of the Plan in Good Faith

30. The Debtors proposed the Plan based upon extensive, arm’s-length negotiations between and among the Debtors, the Creditors Committee, and the Senior Secured Term Loan Lenders, and proposed the Plan in good faith and not by any means forbidden by law, as required by section 1129(a)(3) of the Bankruptcy Code. This Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the process leading to the formulation of the Plan and the Disclosure Statement. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and good faith purposes of liquidating the Debtors’ estates and maximizing their value. No objections were filed that alleged the Plan was not proposed in good faith or was otherwise proposed by means forbidden by law.

(d)	Section 1129(a)(4): Bankruptcy Court Approval of Certain Payments Reasonable

31. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, comply with section 1129(a)(4) of the Bankruptcy Code. As a result, the requirements of section 1129(a)(4) of the Bankruptcy Code have been satisfied.

(e)	Section 1129(a)(5): Disclosure and Identity of Proposed Management

32. The Plan complies with Bankruptcy Code section 1129(a)(5) by providing for the appointments of the Responsible Person and the GUC Trustee to serve as of and after the Effective Date. No further disclosure is necessary because the Debtors will not retain any managers or officers as of the Effective Date.

(f)	Section 1129(a)(7): Best Interests of Creditors

33. Each entity that holds a Claim or Equity Interest in a class that is impaired under the Plan either: (a) has accepted the Plan; or (b) as set forth in the Liquidation Analysis annexed as Exhibit D to the Disclosure Statement, will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the entity would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The methodology used and assumptions made in the Liquidation Analysis, as supplemented by the evidence proffered or adduced at the Confirmation Hearing or otherwise in the record of these Chapter 11 Cases, are reasonable. As a result, the requirements of section 1129(a)(7) of the Bankruptcy Code have been satisfied.

(g)	Section 1129(a)(8): Acceptance by the Plan by Each Impaired Class

34. As set forth in the Voting Declaration, Class 1 (Senior Secured Term Loan Claims) and Class 3 (General Unsecured Claims), as impaired classes entitled to vote on the Plan, each voted in favor of the Plan.

35. Class 2 Claims are unimpaired and conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

36. Class 4 is impaired and the holders of Equity Interests will receive no distribution on account of their Equity Interests under the Plan and thus, the Class is deemed to reject the Plan under section 1126(g) of the Bankruptcy Code.

37. Because Class 4 is impaired and conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code, the Debtors sought Confirmation under section 1129(b), rather than section 1129(a), of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Class 4, the Court finds the Plan is confirmable, because the Plan does not discriminate unfairly and is fair and equitable with respect to Class 4. All voting classes have voted to accept the Plan. As a result, the requirements of section 1129(b) of the Bankruptcy Code have been satisfied.

(h)	Section 1129(a)(9): Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

38. The treatment of Allowed Administrative Claims, Allowed Claims for Accrued Professional Compensation and Allowed Priority Tax Claims under Article II of the Plan respectively, satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

(i)	Section 1129(a)(10): Acceptance by at Least One Impaired Class

39. As set forth in the Voting Declaration and above, at least one impaired class, other than Class 4 which is deemed to reject, voted to accept the Plan by the requisite majorities, determined without including the acceptance of the Plan by any insider. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

(j)	Section 1129(a)(11): Feasibility of the Plan

40. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code.

41. The evidence proffered or adduced at the Confirmation Hearing, including, without limitation, the Hinkelman Affidavit demonstrates that the Debtors will have sufficient funds to satisfy their obligations under the Plan and, given that the Plan contemplates the liquidation of the Debtors, confirmation of the Plan is not likely to be followed by the further reorganization of the Debtors or any successor to the Debtors that is not otherwise contemplated by the Plan. As a result, the requirements of section 1129(a)(11) of the Bankruptcy Code have been satisfied.

(k)	Section 1129(a)(12): Payment of Bankruptcy Fees

42. In accordance with section 1129(a)(12) of the Bankruptcy Code, Article V.N of the Plan provides for the payment of all fees payable under 28 U.S.C. §1930(a). As a result, the requirements of section 1129(a)(12) of the Bankruptcy Code have been satisfied.

(l)	Section 1129(b): Confirmation of the Plan Over Nonacceptance of Impaired Class

43. Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that not all impaired classes voted to accept the Plan. All classes of impaired Claims voted to accept the Plan. Class 4 Equity Interests is deemed to reject, but no holder of Equity Interests objected to Confirmation.

44. The requirements of section 1129(b)(2) of the Bankruptcy Code are satisfied with respect to Class 4 because there are no holders of Claims or Equity Interests that are junior to Class 4 that will receive or retain under the Plan any property, in accordance with section 1129(b)(2)(C)(ii) of the Bankruptcy Code.

(m)	Satisfaction of Confirmation Requirements

45. Based on the foregoing, the Plan and Plan Proponents satisfy the requirements for Confirmation set forth in section 1129(b) of the Bankruptcy Code and the Plan may be confirmed notwithstanding the deemed rejection by Class 4.

(n)	Section 1129(c): Only One Plan

46. Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases. As a result, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

(o)	Section 1129(d): Principal Purpose of the Plan is Not the Avoidance of Taxes or Application of the Securities Law

47. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. § 77e). As a result, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

J.	Executory Contracts and Unexpired Leases

48. The Debtors have satisfied the provisions of section 365 of the Bankruptcy Code with respect to the assumption, assignment and rejection of executory contracts and unexpired leases under the Plan. The Debtors have exercised reasonable and sound business judgment in determining whether to assume, assume and sell and assign, or reject each of their executory contracts and unexpired leases, including, without limitation, any insurance policies to the extent they are executory contracts, as set forth in the Plan and the exhibits thereto, and such determination is in the best interests of the Debtors, their Estates, and all parties in interest in these Chapter 11 Cases. Accordingly, the Plan satisfies the provisions of section 1123(b)(2) of the Bankruptcy Code.

K.	Satisfaction of Conditions Precedent to Effective Date

49. This Order is entered and shall satisfy one of the conditions precedent to the Effective Date set forth in Article VIII of the Plan.

L.	Retention of Jurisdiction

50. The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article X of the Plan.

ORDER

Based on the foregoing, it is hereby ORDERED and DECREED:

A.	Order

1. All requirements for Confirmation of the Plan have been satisfied. The Plan, as attached as Exhibit A hereto, or as the same may be modified by this Confirmation Order, shall be, and hereby is, CONFIRMED. The terms of the Plan are incorporated by reference into, and are an integral part of this Order.

B.	Objections

2. To the extent that any Objections to Confirmation have not been resolved, withdrawn, waived or settled prior to entry of this Order or otherwise resolved as stated on the record of the Confirmation Hearing, they are hereby overruled on their merits.

C.	Findings of Fact and Conclusions of Law

3. The findings of fact and the conclusions of law stated in this Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the these Chapter 11 Cases and this matter by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

D.	Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent

4. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

E.	Record Closed

5. The record of the Confirmation Hearing is closed.

F.	Notice

6. Good and sufficient notice has been provided of the Confirmation Hearing, the deadline for filing and serving Objections to the Plan, cure claim estimates, injunctions and third-party releases, bar dates, and other hearings described in the Disclosure Statement Order and the Plan, which notice has been given and is hereby approved.

G.	Solicitation and Notice

7. The Solicitation Materials and the solicitation of votes on the Plan complied with the Disclosure Statement Order, were appropriate and sufficient based on the circumstances of these Chapter 11 Cases, solicitation was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

H.	Plan Classification Controlling

8. The terms of the Plan shall solely govern the classification of Claims and Equity Interests for purposes of the Distributions to be made thereunder. The classifications set forth on the ballots tendered to or returned by the Debtors’ Creditors in connection with voting on the Plan: (a) were set forth on the ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for Distribution purposes; (c) may not be relied upon by any Creditor as representing the actual classification of such Claims under the Plan for distribution purposes; and (d) shall not bind the Debtors or their successors in interest.

I.	Binding Effect and Validity

9. Unless otherwise provided in the Plan or this Order, the provisions of the Plan and this Order shall bind the Debtors, the Creditors Committee, the Responsible Person, the GUC Trustee, and all holders of Claims against and any Equity Interests in the Debtors, including their successors and assigns, whether or not the Claims or Equity Interests are impaired under the Plan, whether or not the holders thereof voted to accept the Plan or filed proofs of Claim in any of these Chapter 11 Cases. Each Plan term and provision, is valid and enforceable.

J.	Effectuation of the Plan

10. Pursuant to section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business corporation or alternate entity laws of any, as applicable, no action of the Boards of Directors of the Debtors, will be required to authorize the Debtors, to execute, deliver, file or record any and all documents and instruments, and to take any and all action necessary or desirable to implement the Plan and this Order and to effect any other transactions contemplated therein or thereby. To effectuate the Plan and such transactions, the officers or responsible representatives of the Debtors are authorized, without further notice or application to or order of the Court to execute, deliver, file or record such agreements or documents, and to take such other actions as any such individual may determine to be necessary or desirable to effectuate the Plan and such transactions, regardless of whether such actions or documents are specifically referred to in the Plan or this Order. To the extent that, under applicable non-bankruptcy law, any of these actions otherwise would require the consent or approval of the shareholders, boards of directors or managing member of the Debtors, this Order constitutes such consent, approval and direction.

K.	Responsible Person

11. Bradley Dietz, in his individual capacity, shall be appointed as the Responsible Person for the sole purpose of liquidating and distributing the assets vesting with the Liquidation Trust and with no objective to continue or engage in the conduct of a trade or business.

L.	Liquidation Trust

12. The Liquidating Trust Agreement, in substantially the form as filed with the Plan Supplement, is hereby approved, and all of the Debtors’ liabilities, assets, title, discretion,

privileges, and rights, including, but not limited to rights to obtain assets from third parties and rights to prosecute, settle, or otherwise dispose of Causes of Action shall be transferred to, and vest in, the Liquidation Trust on the Effective Date; provided, however, that such assets, privileges and rights shall not include any such assets, privileges and rights to be transferred to the GUC Trust under the Plan. The Liquidation Trustee shall have all the liabilities, duties, powers, rights, title, discretion and privileges of the Responsible Person in the Plan hereunder, and all references in the Plan and hereunder to the distribution of the Debtors’ assets, other than the assets used to fund the GUC Trust, shall be deemed to refer to the assets of the Liquidation Trust. The Debtors and the Responsible Person shall be, and hereby are, authorized to enter into the Liquidation Trust Agreement, in substantially the form as filed with the Plan Supplement, and the terms of the Liquidation Trust Agreement are hereby incorporated in this Order by reference as if fully set forth in this Order.

13. The Liquidation Trust is a “liquidating trust” (a) as such term is defined in Section 301.7701-4(d) of U.S. Treasury Regulations, and (b) in accordance with the requirements set forth in Revenue Procedure 94-45, 1994-2 C.B. 684.

M.	GUC Trust

14. The GUC Trust Agreement substantially in the form attached to the Plan Supplement is approved. The GUC Trustee, who is SltnTrst LLC, is hereby approved for all purposes to be the GUC Trustee under the Plan and the GUC Trust Agreement.

15. On the Effective Date, the Debtors shall transfer the GUC Trust Assets (as defined in the GUC Trust Agreement) to the GUC Trust. The Debtors and the GUC Trustee shall execute the GUC Trust Agreement and shall take all steps necessary to establish the GUC Trust in accordance with the Plan and the beneficial interests therein, which shall be for the benefit of the Beneficiaries (as defined in the GUC Trust Agreement).

16. On the Effective Date, the Debtors shall irrevocably transfer and shall be deemed to have irrevocably transferred to the GUC Trust all of its rights, title, and interest in and to all of the GUC Trust Assets (as defined in the GUC Trust Agreement), and in accordance with section 1141 of the Bankruptcy Code, the GUC Trust Assets shall automatically vest in the GUC Trust free and clear of all Claims, liens, encumbrances, or interests subject only to: (i) interest of the Beneficiaries, and (ii) the expenses of the GUC Trust, as provided for in the GUC Trust Agreement, and such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax.

17. In connection with the vesting and transfer of the GUC Trust Assets (as defined in the GUC Trust Agreement) to the GUC Trust, any attorney-client, work-product protection, or other privilege or immunity attaching to any documents or communications (whether written or oral) expressly transferred to the GUC Trust in respect of General Unsecured Claims shall vest in the GUC Trust. The Debtors and the GUC Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges, protections, and immunities.

N.	Treatment Is in Full Satisfaction

18. Except as provided in the Plan or this Order or otherwise agreed in writing and approved by the Court, the treatment set forth in the Plan and the payments and Distributions to be made thereunder shall be in full and complete satisfaction of all Claims released in the Plan. Except as otherwise provided in the Plan or this Confirmation Order, such treatment supersedes and replaces any agreements with or rights those entities may have in or against the Debtors or their respective property.

O.	Cancellation of Equity Interests

19. On the Effective Date, all agreements and other documents evidencing rights of any holder of Equity Interest against any of the Debtors, including share certificates and any agreements, warrants options or guarantees related thereto shall be cancelled, terminated, deemed null and void and satisfied.

P.	Non-Debtor Obligations

20. Anything in the Plan or this Order to the contrary notwithstanding, no promissory notes, loan agreements, instruments, security documents, mortgages, deeds of trust or other agreements to which any non-Debtor is a party (or that encumbers or affects their respective property), and no claim, right, remedy, lien, interest, liability or obligation arising thereunder shall be modified, affected, impaired, enjoined discharged, canceled or annulled; provided, however, that the obligations of and Claims against the Debtors thereunder shall be as provided for in the Plan.

Q.	The Releases, Exculpation, Injunction and Related Provisions Under the Plan

21. It is hereby ordered that the Bankruptcy Court approves of and grants the releases, exculpations, injunctions and related provisions contained in Article IX of the Plan, and as amended herein, and determines that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Releasing Parties asserting any Claim or Cause of Action thereby released. Notwithstanding anything to the contrary contained in the Plan or this Order, “Released Parties” means, collectively, the Debtors, the Debtors’ current and former directors and officers, the Senior Secured Term Loan Lenders and their current and former affiliates, the Senior Secured Term Loan Agent and their current and former affiliates, and the DIP Lenders, and the current and former Representatives of each of the foregoing; provided, however that with respect to the DIP Lenders, the releases contained herein are not intended to modify the releases provided under the DIP Orders. For the avoidance of doubt, the Released Parties shall not include the Purchaser or its affiliates. The release, exculpation and injunction provisions contained in Articles IX.B.1, IX.B.2, IX.C. and IX.F of the Plan are hereby replaced and amended as follows:

Releases.	Releases by the Debtors and their Estates. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, each of the Debtors and their current and former affiliates and Representatives and the Estates shall be deemed to have provided a full, complete, unconditional and irrevocable release to the Released Parties (and each such Released Party so released shall be deemed released by the Debtors and their current and former affiliates and Representatives, the Estates and the Creditors Committee and its members but solely in their capacity as members of the Creditors Committee and not in their individual capacities), from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing on or before the Effective Date, or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors would have been legally entitled to assert or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or the Estates, including those in any way related to the Chapter 11 Cases, the Plan, the Sale or the Settlement; provided, however, that the foregoing release shall not prohibit the Debtors, the Estates, the Responsible Person, the GUC Trust or the GUC Trustee from asserting any and all defenses and counterclaims in respect of any Disputed Claim asserted by any Released Parties.

Releases by Holders of Claims. Except as otherwise provided in the above paragraph, each Person, other than any of the Debtors, who votes to accept the Plan and does not mark such ballot to indicate their refusal to grant the release provided for in this paragraph, shall be deemed to fully, completely, unconditionally, irrevocably, and forever release the Released Parties of and from any and all Claims and Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing on or before the Effective Date, or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors and their current and former affiliates and Representatives, whether direct, derivative, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise. For the avoidance of doubt, the foregoing provision shall not impair or limit any rights of the Purchaser against any such party for damages relating to or arising under the Final APA or the transactions contemplated thereby.

Exculpation.	Except as otherwise provided under the Plan (other than Article IX.C., which is replaced in its entirety with this Paragraph), the Debtors, the Debtors’ Professionals, the Debtors’ current and former directors and officers, the Creditors Committee, the Creditors Committee’s members (but solely in their capacity as members of the Creditors Committee and not in their individual capacities), and the Creditors Committee’s Professionals shall neither have nor incur any liability relating to these Chapter 11 Cases to any Entity for any Claims or Cause of Action arising after the Petition Date and on or before the Effective Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, soliciting, implementing, administering, confirming or consummating the Plan, the Disclosure Statement, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provision shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct; provided further that the foregoing provision shall not impair or limit any rights of the Purchaser against any such party for damages relating to or arising under the Final APA or the transactions contemplated thereby; provided further that the foregoing provision shall not impair or limit any rights of parties to assert objections to fee applications of Professionals.

Injunction.	All Persons are precluded from asserting against any property that is to be distributed under the terms of the Plan, the GUC Trust Agreement, or the Liquidation Trust Agreement any Claims, obligations, rights, Causes of Action, liabilities, Liens, or Equity Interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, other than to the extent expressly provided for in the Plan or this Order, whether or not (a) a Proof of Claim or proof of Equity Interest based upon such debt or Equity Interest (as applicable) is filed or deemed filed under Bankruptcy Code § 501; (b) a Claim or Equity Interest based upon such debt or Equity Interest (as applicable) is allowed under

Bankruptcy Code § 502; or (c) the holder of a Claim or Equity Interest based upon such debt or Equity Interest (as applicable) has voted to accept the Plan or is deemed to have accepted the Plan under Bankruptcy Code § 1126(f). Except as otherwise provided in the Plan or this Confirmation Order, all holders of liens, Claims, and/or Equity Interests arising prior to the Effective Date shall be permanently barred and enjoined from asserting against any property that is to be distributed under the terms of the Plan or under the GUC Trust Agreement or Liquidation Trust Agreement, the Responsible Person, the GUC Trustee, the Liquidation Trustee, or their respective Assets any of the following actions on account of such Claim or Equity Interest: (a) commencing or continuing in any manner any action or other proceeding on account of such Lien, Claim, or Equity Interest against property to be distributed under the terms of the Plan or under the GUC Trust Agreement or Liquidation Trust Agreement, other than to enforce any right to distribution with respect to such property under the Plan; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, lien, or order against any of the property to be distributed under the terms of the Plan or under the GUC Trust Agreement or Liquidation Trust Agreement, other than as permitted under subclause (a) of this sentence; (c) creating, perfecting, or enforcing any lien, claim, or encumbrance against any property to be distributed under the terms of the Plan or under the GUC Trust Agreement or Liquidation Trust Agreement; (d) asserting any right of subrogation of any kind, directly or indirectly, against any obligation due the Debtors, the Responsible Person, the GUC Trustee, the Liquidation Trustee or any of their respective Assets or any other property of the Debtors, the Responsible Person, the GUC Trust, or Liquidation Trust, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan, this Order, the GUC Trust Agreement, and the Liquidation Trust Agreement.

Automatic Stay.	In furtherance of the implementation of the Plan, except as otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect and apply to all beneficiaries and creditors holding Claims against the Debtors, the Estates, the GUC Trust Assets, the Responsible Person, the GUC Trustee, the GUC Trust and the trust Assets until the final distribution.

R.	Withdrawal and Allowance of Certain Claims

22. Upon the Effective Date, the Senior Secured Term Loan Lenders and the Senior Secured Term Loan Agent shall be deemed to have waived any unsecured deficiency claim resulting from a Distribution less than the extent of the Senior Secured Term Loan Claims.

S.	Causes of Action

23. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing contained herein shall enjoin or otherwise prohibit any plaintiff from continuing to prosecute, and no Debtor shall be released and/or exculpated from, any causes of action commenced prior to the Petition Date against any Debtor where a prior order of the Bankruptcy Court or agreement with such Debtor has granted such plaintiff relief from the automatic stay pursuant to 11 U.S.C. § 362, solely to the extent such relief from stay has been granted and solely to the extent provided in such order granting relief from stay.

T.	Exemption from Transfer Taxes and Recordation Fees

24. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

U.	The Creditors Committee

25. Upon the Effective Date, the Creditors Committee shall exist, and its Professionals shall remain engaged solely with respect to applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and motions seeking the enforcement of the provisions of the Plan or the Confirmation Order.

V.	Executory Contracts and Unexpired Leases

26. Other than as provided herein, this Order constitutes the approval under sections 363 and 365 of the Bankruptcy Code of the deemed rejection of all executory contracts that exist between the Debtors and any Person as of immediately prior to the Confirmation Date, except for any executory contract (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Effective Date or (iii) that is specifically designated as a contract to be assumed on Schedule 7.1 of the Plan Supplement.

27. This Order further constitutes: (a) the approval under section 365 of the Bankruptcy Code of the assumption of the executory contracts and unexpired leases assumed under the Plan; and (b) the approval under section 365 of the Bankruptcy Code of the rejection of the executory contracts and unexpired leases rejected under the Plan. To the extent that an executory contract or unexpired lease is assumed under the Plan, the amount of cure with respect to such executory contract or unexpired lease shall be either (i) if undisputed, deemed cured and satisfied upon entry of this Order and payment of any such cure amount, in the amount previously noticed by the Debtors, as of the Effective Date, or (ii) if disputed, cured and satisfied pursuant to further Order of the Court or as otherwise agreed upon by the parties. From the date of the entry of this Order or any other order determining the cure amount with respect to such executory contract or unexpired lease, the counterparties to such executory contract or unexpired lease shall not be entitled to or have any further right to receive any Distribution or payment from the Debtors or the Debtors’ estates on account of amounts due and owing under such executory contracts or unexpired leases prior to the Effective Date, including pre-Effective Date defaults. Any counterparty to an executory contract or unexpired lease that is assumed under the Plan that did not file an objection to such assumption or the proposed cure amount for executory contract or unexpired lease within the deadlines established in the Plan is deemed to consent to the assumption such executory contract or unexpired lease and to the cure amount relating thereto.

28. The rejection of executory contracts and unexpired lease as set forth in the Plan is approved. Any Claims resulting from the rejection of executory contracts and unexpired leases pursuant to Article VII.A of the Plan must be filed with the Bankruptcy Court and served on the Debtors, the Responsible Person and the GUC Trustee no later than thirty (30) days after service of notice of the Effective Date. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan and shall be subject to the provisions of Article III of the Plan and any other applicable provisions of the Plan.

W.	Administrative Claims and Final Fee Applications

29. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, “Administrative Claims” shall mean Claims for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises), other than claims for Accrued Professional Compensation. Any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Claim and shall be paid in accordance with Article V.N. of the Plan. Notwithstanding anything to the contrary herein, the filing of an Administrative Claim shall not be required in order to receive payment for any tax liability, including interest thereon, described in sections 503(b)(1)(B) and (C) in accordance with section 503(b)(1)(D) of the Bankruptcy Code.

30. Requests for payment of Administrative Claims, together with accompanying documentation, must be filed with the Bankruptcy Court on or before 5:00 p.m., prevailing Eastern time, on the Administrative Claims Bar Date. Each holder of an Administrative Claim shall file with the Bankruptcy Court a request for payment of Administrative Claim (a) by mailing, hand delivering or delivering by courier service such request for payment of Administrative Claim to the Clerk of the Bankruptcy Court at 824 North Market Street, 3rd Floor, Wilmington, Delaware 19801 or (ii) by using the Bankruptcy Court’s CM/ECF electronic filing system. The request for payment of an Administrative Claim will be timely filed only if it is actually received by the Bankruptcy Court by 5:00 p.m., prevailing Eastern time, on the Administrative Claims Bar Date.

31. The Responsible Person shall pay, from the assets vesting in the Liquidating Trust, each holder of an Allowed Administrative Claim, in satisfaction of such Allowed Administrative Claim, the full unpaid amount of such Allowed Administrative Claim in Cash: (1) if such Claim is Allowed as of the Effective Date, on the Effective Date; (2) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (3) at such time and upon such terms as may be agreed upon by such holder and the Responsible Person; or (4) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, however, that Administrative Claims filed after the Administrative Claims Bar Date or Administrative Claims filed or asserted pursuant to section 503(b)(9) of the Bankruptcy Code after the General Bar Date shall be disregarded and not Allowed, unless the Responsible Person, in its discretion, chooses to treat such untimely Claims, or any portion thereof, as Administrative Claims.

32. All Professionals in these Chapter 11 Cases, other than those Professionals who have been otherwise relieved of the requirement to file fee applications by prior orders of the Court, shall not be required to file a request for payment of any Administrative Claim on or before the Administrative Claims Bar Date for fees and expenses arising under sections 330, 331 or 503(b)(2-5) of the Bankruptcy Code, as such Professionals will instead file final fee applications required by the Bankruptcy Code and the Bankruptcy Rules in accordance with this Order. All such Professionals shall file all requests for allowance of compensation and reimbursement of expenses pursuant to sections 328, 330 or 503(b) of the Bankruptcy Code for services performed and expenses incurred in these Chapter 11 Cases through the Effective Date by no later than sixty (60) days following the Effective Date. The U.S. Trustee, the Debtors, the Responsible Person and the Creditors Committee shall have forty-five (45) days from the filing of such final fee applications to formally object to any such fee applications, and, in the event such formal objection is timely filed, the Court will schedule a hearing to determine all objections to such applications for final allowances of compensation or reimbursement of expenses under sections 328, 330 or 503(b) of the Bankruptcy Code. Notwithstanding anything to the contrary herein, nothing shall prohibit the Responsible Person from continuing to pay the Professionals in the ordinary course and in accordance with prior orders of this Court including, without limitation, the Order Granting Motion of Debtors and Debtors in Possession for Authorization to Retain and Pay Professionals Utilized by the Debtors in the Ordinary Course of Business [D.I. 191], entered on July 11, 2013, and the Order Granting Motion of the Debtors and Debtors in Possession for an Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [D.I. 192], entered on July 11, 2013 for fees or expenses incurred prior to the Effective Date.

X.	Transfers of Claims After the Effective Date

33. Neither the Responsible Person nor the GUC Trustee shall have any obligation to recognize the transfer of any Claim that occurs after the Effective Date, and will be entitled, for all purposes, to recognize and distribute only to holders of Allowed Claims, who are listed as holders of such Claims in the official claims registry as of the Effective Date.

Y.	Substantive Consolidation

34. The substantive consolidation of the Debtors’ Estates as provided for in the Plan is hereby approved. As such, upon the Effective Date, without the need for further order of the Bankruptcy Court or motion of, or notice from, the Debtors, the Responsible Person, or the GUC Trustee, the Chapter 11 Cases of Debtors OSH 2 Liquidating LLC and OSH 3 Liquidating LLC (Case Nos. 13-11566 (CSS) and 13-11567 (CSS), respectively) shall be deemed closed as of the Effective Date without prejudice to the rights of any party in interest to seek to reopen such cases pursuant to section 350(b) of the Bankruptcy Code, and (i) all motions, contested matters, adversary proceedings and other matters with respect to those closed cases and those Debtors shall be administered in in the case of Debtor OSH 1 Liquidating Corporation (Case No. 13-11565 (CSS)) without prejudice to the rights of any party in interest, (ii) the caption of the case of OSH 1 Liquidating Corporation shall be amended to reflect that it is the only remaining open case, and (iii) a docket entry shall be made in each of the closed cases that reflects their closure pursuant hereto.

Z.	Exemption from Securities Laws

35. Pursuant to Section 1145 of the Bankruptcy Code the offer, issuance, sale and transfer of any security in accordance with the Plan or this Order shall be exempt under section 5 of the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and any state or local law requiring registration for the offer, issuance, dissolution, or sale of a security. Any transfer of the beneficial interests in the Debtors shall be restricted as set forth in the Debtors’ organizational documents and subject to the provisions of Section 1145 of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any applicable rules and regulations of the Securities and Exchange Commission.

AA.	Modifications

36. The modifications to the First Amended Plan to the Plan, and to the Plan set forth in this Order, constitute non-material changes and do not materially adversely affect or change the treatment of any Claims or Equity Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under Section 1125 of the Bankruptcy Code or re-solicitation of votes under Section 1126 of the Bankruptcy Code.

BB.	Payment of Statutory Fees

37. All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Responsible Person shall pay any and all such fees payable, when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

CC.	References to Plan Provisions

38. The Plan is confirmed in its entirety and hereby incorporated into this Order by reference and as modified hereby. The failure to reference or discuss any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of, or otherwise affect, the validity, binding effect and enforceability of such provision, and each provision of the Plan shall have the same validity, binding effect and enforceability as if fully set forth in this Order.

DD.	Headings

39. Headings utilized herein are for convenience and reference only, and shall not constitute a part of this Order for any other purpose.

EE.	Effect of Conflict Between Plan and Confirmation Order

40. The provisions of the Plan and this Order shall be construed in a manner consistent with each other so as to effect the purpose of each. If there is any conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control solely to the extent of the conflict.

FF.	Notice of Effective Date

41. As soon as reasonably practicable, but in no event later than five (5) Business Days after the Effective Date, the Debtors with the assistance of the Debtors’ Claims and Servicing Agent, shall serve a notice of the Effective Date on all holders of Claims and Equity Interests and all counterparties to executory contracts. The notice of Effective Date shall include notice of (a) the bar date for filing rejection damage claims (or other claims for damages) arising from the rejection under the Plan of executory contracts or unexpired leases, which shall be thirty 30 days after service of notice of the Effective Date, and (b) the last day for filing final applications or motions for professional fees and expenses pursuant to Article II.B of the Plan, which shall be no later than thirty (30) days after service of notice of the Effective Date, unless otherwise extended by agreement of the claimant and the Responsible Person.

GG.	Final Order

42. This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

43. Notwithstanding the possible applicability of Bankruptcy Rules 3020(e), 6004(h), 7062, 9014, or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

44. If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto.

HH.	Authorization to Consummate

45. The Debtors are authorized to consummate the Plan at any time after the entry of this Order, subject to the satisfaction or waiver of the conditions precedent to the Effective Date set forth in Article VIII of the Plan.

II.	Miscellaneous

46. Notwithstanding anything to the contrary contained in the Plan or this Order, no Distribution to holders of Administrative Claims, Priority Tax Claims, Other Priority Claims, Class 1 Senior Secured Term Loan Claims or Class 2 Other Secured Claims shall occur until the earlier of (i) an order of the Court authorizing such Distributions obtained upon notice to the entities identified in this paragraph or (ii) the consent of the Internal Revenue Service, California

Franchise Tax Board, Sears Brands Management Corporation and Orchard Supply Company, LLC (which consent shall not be unreasonably withheld or delayed and which consent shall be related solely to the amounts set forth in each of the respective parties’ proof of claim); provided, however, that solely with respect to Orchard Supply Company, LLC, such amount shall be related solely to the amounts set forth in any demand letter previously sent to the Debtors by Orchard Supply Company, LLC. Notwithstanding the foregoing, $2,047,398.03 shall be set aside as a separate adequate reserve to satisfy the administrative claim portion of Sears Brands Management Corporation’s proof of claim and such administrative claim shall be paid from such reserve upon resolution of the claim.

47. Notwithstanding anything to the contrary contained in the Plan or this Order, Article IX.F of the Plan shall not be construed to (i) provide a discharge under section 1141 of the Bankruptcy Code or (ii) modify the third-party releases as described in Paragraph 21 herein.

48. Article IX.F.1 of the Plan shall be deleted in its entirety and replaced as follows: “Except with respect to those obligations otherwise provided for in the Plan, from and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors, the Estates, the Responsible Person, the Liquidation Trust, the Liquidation Trustee, the Creditors Committee, the GUC Trust, and the GUC Trustee, and their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim or Equity Interest, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or satisfied or to be released or satisfied pursuant to the Plan or the Confirmation Order.”

49. Nothing contained in Article IV.F of the Plan is intended to expand the obligations of the parties under the Final APA, that certain Transition Services Agreement by and between the Purchaser and Orchard Supply Hardware Stores Corporation, dated as of August 29, 2013, and related documents.

50. Notwithstanding anything to the contrary contained in the Plan or this Order, the Responsible Person shall pay the full unpaid amount of any Allowed Priority Tax Claim relating to Claims filed by FTB and the IRS, plus interest at the rate determined under 11 U.S.C. § 511, from and after the Effective Date until the date of payment, on the later of (i) the Effective Date or as soon as practicable thereafter, or (ii) the date such Allowed Priority Tax Claim becomes Allowed or as soon as practicable thereafter.

51. Notwithstanding any provision to the contrary in the Plan, this Order confirming the Plan, and any implementing Plan documents (collectively, the “Documents”), nothing shall: (1) affect the ability of the Internal Revenue Service (the “IRS”) or California Franchise Tax Board (the “FTB”) to pursue any non-debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any federal tax liabilities owed by the Debtors or the Debtors’ Estates; (2) affect the rights of the IRS and FTB to assert setoff and recoupment and such rights are expressly preserved; or (3) preclude the IRS or FTB from amending its Claims in accordance with applicable federal bankruptcy law; or (4) discharge any claim of the IRS or FTB as described in 11 U.S.C. Section 1141(d)(6). To the extent the IRS or FTB Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code), if any, are not paid in full in cash on the Effective Date, the IRS and FTB Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate and method set forth in 26 U.S.C. §§ 6621 and 6622 and 11 U.S.C.§ 511, as applicable. IRS and FTB Allowed administrative expense claims shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. Moreover, nothing in the Documents shall: (a) effect a release, discharge or otherwise preclude any claim whatsoever against any of the Debtors or the Debtors’ Estates by or on behalf of the IRS or FTB relating to any Claim arising out of any unfiled pre-petition tax return or any pending audit or audit which may be performed with respect to any pre-petition tax return; and (b) nothing shall enjoin the IRS or FTB from amending any claim against any Debtors or their successors with respect to any Claim arising as a result of the filing of an unfiled return or a pending audit or audit which may be performed with respect to any pre-petition or administrative tax return. Further, any Claim arising as a result of an unfiled return or final resolution of a pending audit or audit which may be performed with respect to any pre-petition tax return shall be paid in accordance with 11 U.S.C. Sections 1129(a)(9)(A) and (C).

52. Notwithstanding anything to the contrary, nothing in the Plan or this Order, together with all exhibits thereto, either in their respective present forms or as they may be altered, amended, modified or supplemented from time to time, shall prejudice in any way the direct rights, claims or causes of action, if any, that may be capable of assertion by Alamo Group against A&G Realty Partners LLC (“A&G”) and its agents and employees arising in connection with, or as a result of, the conduct of A&G and its agents and employees with respect to Alamo Group’s purchase of the Debtors’ lease designation rights.

IT IS SO ORDERED.

Dated: December 20, 2013 Wilmington, Delaware

THE HONORABLE CHRISTOPHER S. SONTCHI UNITED STATES BANKRUPTCY JUDGE

Exhibit A

(Plan)